Exhibit 77(c)


Matters Submitted to a vote of security holders

On June 15, 2006 an annual shareholder meeting was held to elect twelve members of the Board of Trustees to represent the interests of the holders of Common Shares of Senior Income Fund until the election and qualification of their successors.

                                                                          Shares Voted
                                                                          Against            Total
                           Proposal               Shares Voted For        or Withheld        Shares Voted
Class I Trustees           R. Barbara
                             Gitenstein            16,246,067.000        159,396.000         16,405,463.000
                           Jock Patton             16,248,211.000        157,252.000         16,405,463.000
                           David W. C.
                             Putnam                16,248,720.000        156,743.000         16,405,463.000
                           John G. Turner          16,245,620.000        159,843.000         16,405,463.000

Class II Trustees          John V. Boyer           16,248,852.000        156,611.000         16,405,463.000
                           Patricia W.
                             Chadwick              16,246,102.000        159,361.000         16,405,463.000
                           Walter H. May           16,248,720.000        156,743.000         16,405,463.000
                           Sheryl K. Pressler      16,247,752.000        157,711.000         16,405,463.000

Class III Trustees         J. Michael Earley       16,250,243.000        155,220.000         16,405,463.000
                           Patrick W. Kenny        16,251,102.000        154,361.000         16,405,463.000
                           Shaun P. Mathews        16,250,492.000        154,971.000         16,405,463.000
                           Roger B. Vincent        16,252,102.000        153,361.000         16,405,463.000